UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2006

QUINCY ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-31501	98-0218264
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1238 - 200 Granville Street, Vancouver, B.C., Canada V6C 1S4
(Address of principal executive offices, including zip code)

(604) 697-5687
(Registrant's telephone Number, including area code)

512-120 Adelaide Street, Toronto, Ontario, Canada M5H 1T1
(Former name or former address, if changed since last report)

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing.

On July 10, 2006, we completed the merger pursuant to the Agreement and Plan of Merger dated March 9, 2006, as amended on April 5, 2006 and June 28, 2006 with Energy Metals Corporation and its acquisition subsidiary. As of the closing date, our company became a wholly-owned subsidiary of Energy Metals and the common stock of our company was voluntarily de-listed from the TSX Venture Exchange in Canada and was terminated from quotation on the OTC Bulletin Board in the United States.

Item 3.03 Material Modifications to Rights of Security Holders.

As of the closing date of the Agreement and Plan of Merger, as amended:

1.	each share of our company was converted into the right to receive 0.20 shares of common stock of Energy Metals rounded up to the nearest whole share of Energy Metals;

2.	each stock option granted under our company’s stock option plan was converted into a stock option to acquire common shares of Energy Metals on the same terms as the original stock options except that (i) each such stock option was immediately exercisable for the number of shares that were issuable upon exercise of such stock option multiplied by 0.20 rounded down to the nearest whole number of shares, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price at which such stock option was exercisable by 0.20, rounded up to the nearest whole cent, and (iii) stock options held by persons whose involvement with our company or Energy Metals is terminated on or prior to the consummation of the merger, will expire after a period of ninety (90) days from the consummation of the merger; and

3.	each share purchase warrant issued by our company will continue and will allow the holder to acquire common shares of Energy Metals on the same terms as the original share purchase warrant except that (i) each share purchase warrant was exercisable (or will become exercisable in accordance with its terms) for that number of common shares of Energy Metals equal to the product of the number of shares that were issuable upon exercise of such share purchase warrant multiplied by 0.20, rounded down to the nearest whole number of shares, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price per share purchase warrant, rounded up to the nearest whole cent.

Item 5.01     Changes in Control of Registrant.

As of the closing of the Agreement and Plan of Merger, as amended, Energy Metals held all of the issued and outstanding common shares in the capital of our company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As of the closing of the Agreement and Plan of Merger, as amended, all of the directors and executive officers of our company resigned. Energy Metals, the sole shareholder of our company as of July 10, 2006, appointed Paul Matysek, William M. Sheriff and James G. Watt as directors of our company. For information in regards to the business and educational background of such persons, please see the public filings of Energy Metals available at www.sedar.com.

Item 8.01     Other Events.

On July 10, 2006, our company closed the business combination with Energy Metals Corporation pursuant to an Agreement and Plan of Merger dated March 9, 2006, as amended on April 5, 2006 and June 28, 2006, among our company, Energy Metals Corporation and EMC Acquisition Corp., a wholly-owned subsidiary of Energy Metals. As a result of the closing of the business combination, our company merged with and into EMC Acquisition with our company as the surviving corporation and wholly-owned subsidiary of Energy Metals. As a result of the merger, each outstanding share in the capital of our company was converted into a right to receive 0.20 shares of Energy Metals. All outstanding warrants and options of our company were converted into options and warrants of Energy Metals, subject to appropriate adjustments to the number of shares issuable upon exercise and the exercise price.

Our shareholders may exchange their share certificates of our company for share certificates of Energy Metals by submitting the share certificates to Pacific Corporate Trust Company, the transfer agent of Energy Metals, together with a Letter of Transmittal in the form being provided to our shareholders. The contact information for Pacific Corporate Trust Company is 510 Burrard Street, 2nd Floor, Vancouver, British Columbia V6C 3B9, Telephone (604) 689-9853 and Fax (604) 689-8144.

As of July 10, 2006, the common stock of Energy Metals was deemed to be registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3 thereunder. As of this date, Energy Metals is subject to the reporting requirements of the Exchange Act of 1934 and will file reports and other information with the United States Securities and Exchange Commission as a successor registrant to our company in accordance with the Exchange Act of 1934.

For further information regarding the merger, please see our company’s proxy statement on Schedule 14A that was filed via EDGAR with the Securities and Exchange Commission on June 15, 2006 and available at www.sec.gov. For further information in regards to Energy Metals, please see the company’s public filings on SEDAR available at www.sedar.com.

Item 9.01    Financial Statements and Exhibits.

99.1 News release dated July 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINCY ENERGY CORP.

Per: /s/ Paul Matysek

Paul Matysek
President

Dated: July 11, 2006